LOAN AGREEMENT

LOAN AGREEMENT (this “Agreement”), is made and entered into as of the 31st day of December, 2007, by and between COMVEST INVESTMENT PARTNERS III, L.P., a Delaware limited partnership (the “Lender”), and EVCI CAREER COLLEGES HOLDING CORP., a Delaware corporation (the “Borrower”);

WITNESSETH:

WHEREAS, through various subsidiaries, the Borrower is engaged in the business of providing adult career training on a for-profit basis (collectively, the “Business”); and

WHEREAS, the Borrower has requested the Lender to extend to the Borrower loans in the aggregate principal amount of up to $700,000, the proceeds of which will be used by the Borrower (i) to pay certain expenses related to the cessation of business operations by Interboro (as such term is hereinafter defined), and (ii) for the Borrower’s working capital and other general corporate purposes; and

WHEREAS, the Lender is willing and able to make such loans to the Borrower on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

I.	DEFINITIONS

Section 1.01.  Defined Terms. In addition to the other terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person in control of, controlled by, or under common control with the first Person, and any other Person who has a substantial interest, direct or indirect, in the first Person or any of its Affiliates, including, without limitation, any officer or director of the first Person or any of its Affiliates; for the purpose of this definition, a “substantial interest” shall mean the direct or indirect legal or beneficial ownership of more than five (5%) percent of any class of stock or similar interest.

“Agreement” shall mean this Loan Agreement as it may from time to time be amended, modified, supplemented and/or restated.

“Applicable Law” shall mean all applicable provisions of all (a) constitutions, statutes, ordinances, rules, regulations and orders of all governmental and/or quasi-governmental bodies, (b) Government Approvals, and (c) orders, judgments and decrees of all courts and arbitrators.

“Approved Budget” shall mean the month-by-month budget of the Borrower dated December 31, 2007 which has been approved by the Lender, as same may be amended or modified from time to time by written agreement of the Lender and the Borrower.

“Business Day” shall mean a day other than (a) a Saturday, (b) a Sunday, or (c) in the case of a day on which any payment hereunder is to be made in the State of Florida or from the State of New York, a day on which commercial banks in the State of Florida or the State of New York are authorized or required by law to close.

“Closing Date” shall mean the date of the funding of the initial Loan to the Borrower.

“Closing Fee” shall mean the sum of $35,000, which shall be payable in accordance with Section 2.01(c) of this Agreement.

“Collateral” shall have the meaning ascribed thereto in the security provisions of the Harris Credit Agreement and related loan documents and/or in the Security Agreement.

“Commitment” shall mean the commitment of the Lender, subject to the terms and conditions of this Agreement and the other Loan Documents, to make Loans to the Borrower from time to time in an aggregate principal amount not exceeding $700,000.

“Contract” shall mean any indenture, agreement (other than this Agreement), other contractual restriction, lease in which the Borrower or any Subsidiary is a lessor or lessee, license, instrument, or Organic Documents of the Borrower or any Subsidiary.

“Convertible Notes” shall mean the Secured Convertible Promissory Notes dated May 23, 2007 issued by the Borrower to the Lender, Dr. Arol I. Buntzman, John J. McGrath, Joseph Alperin and Stephen Schwartz, respectively.

“Default” shall mean any of the events specified in Article VII hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Disclosure Schedule” shall mean the Disclosure Schedule delivered by the Borrower to the Lender in conjunction with the execution and delivery of this Agreement, the numbered schedules therein corresponding to the Section numbers in this Agreement.

“Event of Default” shall mean any of the events specified in Article VII hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Existing Events of Default” shall mean those events of default set forth on Schedule 2 attached to the Forbearance Agreement.

“Forbearance Agreement” shall mean the written forebearance or written amendment of the Harris Credit Agreement and related loan documents, restructuring the terms thereof in a manner satisfactory to the Lender and the Borrower.

“Government Approval” shall mean an authorization, consent, non-action, approval, license or exemption of, registration or filing with, or report to, any governmental or quasi-governmental department, agency, body or other unit.

“Guarantors” shall mean TCI, PSB, Interboro and Interboro Holding.

“Guaranty” shall mean the Guaranty Agreement, dated as of the Closing Date, pursuant to which the Guarantors will guaranty the full and timely payment and performance of all Obligations.

“Harris Credit Agreement” shall mean the Second Amended and Restated Credit Agreement dated as of September 16, 2005 (as heretofore amended) among the Borrower, the guarantors parties thereto, and Harris N.A., which has been assigned by Harris N.A. to the Lender or an Affiliate of the Lender.

“Interboro” shall mean Interboro Institute, Inc., a New York corporation, which is a wholly-owned Subsidiary of the Borrower.

“Interboro Holding” shall mean Interboro Holding, Inc., a Delaware corporation, which is a wholly-owned Subsidiary of the Borrower.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated April 24, 2007 by and among the Lender or an Affiliate of the Lender (as assignee of the “Senior Debt” thereunder previously held by Harris N.A.) and the holders of certain junior secured promissory notes of the Borrower.

“Loan(s)” shall mean the loans in the aggregate principal amount of up to $700,000 to be made by the Lender to the Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Guaranty, the Security Agreement, and any and all agreements, instruments, certificates and other documents executed and delivered by the Borrower, or any Affiliate thereof pursuant to any of the foregoing Loan Documents.

“Loan Party” shall mean each of the Borrower and each of its Subsidiaries, and each other Guarantor.

“Material Adverse Effect” means any event, circumstance, condition, change or effect that is or that is reasonably likely to be materially adverse to (a) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any of the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents.

“Maturity Date” shall mean March 31, 2009.

“Note” shall mean the Promissory Note, dated the Closing Date, in the maximum principal amount of $700,000 issued by the Borrower and payable to the Lender or registered assigns, to represent the Loans, as same may be amended, modified, or supplemented and/or restated from time to time in accordance therewith.

“Obligations” shall mean the collective reference to all indebtedness and other liabilities and obligations of every kind and description owed by any Loan Party to the Lender from time to time under or pursuant to this Agreement, the Note and/or the other Loan Documents, and/or otherwise in respect of the Loans (including, without limitation, interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), however evidenced, created or incurred, fixed or contingent, now or hereafter existing, due or to become due.

“Organic Documents” shall mean the certificate of incorporation, certificate of formation, certificate of limited partnership, trust agreement, by-laws, operating agreement, limited liability company agreement, limited partnership agreement or other such document of any Person.

“Person” shall mean any individual, partnership, limited partnership, corporation, limited liability company, banking association, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“PSB” shall mean Pennsylvania School of Business, Inc., a Pennsylvania corporation, which is a wholly-owned Subsidiary of Interboro Holding.

“Sale” shall mean any transaction or series of related transactions (a) whereby a majority of the outstanding capital stock of the Borrower which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into Common Stock and Common Stock counted on a fully diluted basis) is sold, assigned or transferred, (b) whereby shares of capital stock of the Borrower which ordinarily have voting power for the election of directors (calculated in accordance with clause (a) of this definition) are issued, which shares constitute a majority of the outstanding capital stock of the of the Borrower which ordinarily has voting power for the election of directors (calculated as aforesaid) after giving effect to such transaction(s), (c) in which the Borrower is a constituent party to any merger or consolidation and as a result thereof (i) the holders of the outstanding capital stock of the Borrower which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock) immediately prior to such merger or consolidation cease to own a majority of the outstanding capital stock of the Borrower which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock), or (ii) the Borrower is not the surviving corporation, (d) whereby all or any material portion of the assets of the Borrower or any Subsidiary (other than the transfer of the shares of TCI and PSB pursuant to any “Restructuring” effected upon request of the Lender pursuant to the Subsidiary Revolving Credit Agreement) are sold, assigned or transferred, or (e) the consummation of any “Sale” under and as defined in the Subsidiary Revolving Credit Agreement.

“Security Agreement” shall mean the Security Agreement dated as of May 23, 2007 by and among the Borrower, its Subsidiaries and the Lender, as same may be amended, modified, supplemented and/or restated from time to time.

“Subsidiary” or “Subsidiaries” shall mean the individual or collective reference to any corporation, limited liability company or other entity of which 50% or more of the outstanding shares of stock or other equity interests of each class having ordinary voting power and/or rights to profits (other than stock having such power only by reason of the happening of a contingency) is at the time owned by the Borrower, directly or indirectly through one or more Subsidiaries of the Borrower.

“Subsidiary Revolving Credit Agreement” shall mean the Revolving Credit Agreement of even date herewith by and among the Lender, TCI and PSB, as same may be amended, modified, supplemented and/or restated from time to time.

“TCI” shall mean Technical Career Institutes, Inc., a New York corporation, which is a wholly-owned Subsidiary of the Borrower.

Section 1.02.  Use of Defined Terms. All terms defined in this Agreement shall have their defined meanings when used in the Note and the other Loan Documents and all certificates, reports or other documents made or delivered pursuant to his Agreement or any other Loan Document, unless otherwise defined therein or unless the specific context shall otherwise require.

II.	GENERAL TERMS

Section 2.01.  The Loans.

(a)  Subject at all times to all of the terms and conditions of this Agreement, the Lender hereby agrees to make Loans to the Borrower (i) upon the satisfaction of the conditions precedent set forth in Article IV below, in the principal amount of $350,000, and (ii) upon written request of the Borrower made after the 60th day after the Closing Date (but prior to the Maturity Date), in the principal amount of $350,000. The Commitment shall terminate and the principal of the Loans shall be due and payable in full on the Maturity Date, unless sooner due and payable in accordance with any other provisions of this Agreement.

(b)  The Borrower shall pay the Lender interest on the Loans at the rates per annum as in effect from time to time, and at the times and in the manner, in accordance with the Note.

(c)  The Closing Fee shall be deemed earned upon the Closing Date, and shall not be refundable in whole or in part and shall not be subject to reduction or set-off under any circumstances. The Closing Fee shall be due and payable on the Maturity Date or the acceleration of the Obligations in accordance with this Agreement.

(d)  The Borrower shall have the right to prepay the Loans in whole or in part, without premium or penalty, at any time and from time to time; and the Borrower shall be required to make prepayment under certain circumstances as provided in Section 2.03 below. Each such prepayment shall be accompanied by payment of all unpaid accrued interest on the principal amount being prepaid, accrued to the date of prepayment. Any and all prepayments shall be applied first to unpaid accrued interest and then to principal of the Loans, provided that, if an Event of Default has occurred and is continuing, then the application of any payments or prepayments shall be as determined by the Lender in its sole and absolute discretion. Any amounts prepaid may not be reborrowed.

(e)  The Loans shall be evidenced by the Note, the terms and conditions of which are hereby incorporated herein by reference and made a part hereof.

(f)  The Loans and the other Obligations shall be secured by the Collateral. The Lender hereby consents, acknowledges and confirms that the Obligations shall be secured on a pari passau basis with the “Senior Debt” under and as defined in the Intercreditor Agreement, and shall constitute “Secured Obligations” as defined in the Security Agreement secured on a pari passu basis with all other such Secured Obligations).

Section 2.02.  Use of Proceeds. The Borrower shall use the proceeds of the Loans solely (a) to pay expenses related to the cessation of operations of Interboro, and (b) for the Borrower’s working capital and other general corporate purposes.

Section 2.03.  Mandatory Prepayments.

(a)  All Obligations shall become immediately due and payable, and the Commitment shall terminate, (i) upon the consummation of any Sale, (ii) upon the acceleration of the Obligations by reason of an Event of Default, or (iii) on the Maturity Date.

(b)  Anything elsewhere contained in any Loan Document to the contrary notwithstanding, any amounts collected by the Lender in respect of the Obligations during the continuance of an Event of Default may be applied to such of the Obligations and in such order as the Lender may determine in its sole and absolute discretion.

Section 2.04.  Further Obligations. With respect to all Obligations for which the interest rate is not otherwise specified herein (whether such Obligations arise hereunder, pursuant to the Note or otherwise), such Obligations shall bear interest at the rates in effect from time to time pursuant to the Note.

Section 2.05.  Obligations Unconditional. The payment and performance of all Obligations shall constitute the absolute and unconditional obligations of the Borrower, and shall be independent of any defense or rights of set-off, recoupment or counterclaim which the Borrower might otherwise have against the Lender, and regardless of the value or adequacy of any Collateral. All payments required by this Agreement and/or the Note shall be paid free of any deductions or withholdings for any taxes or other amounts and without abatement, diminution or set-off. If the Borrower is required by law to make such a deduction or withholding from a payment, the Borrower shall pay to the Lender such additional amount as is necessary to ensure that, after the making of such deduction or withholding, the Lender receives (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. The Borrower shall: (a) pay the full amount of any deduction or withholding, which it is required to make by law, to the relevant authority within the payment period set by the relevant law; and (b) promptly after any such payment, deliver to the Lender an original (or certified copy) official receipt issued by the relevant authority in respect of the amount withheld or deducted or, if the relevant authority does not issue such official receipts, such other evidence of payment of the amount withheld or deducted as is reasonably acceptable to the Lender.

Section 2.06.  Reversal of Payments. To the extent that any payment or payments made to or received by the Lender pursuant to this Agreement, the Note or any other Loan Document are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to any trustee, receiver or other person under any state or federal bankruptcy or other such law, then, to the extent thereof, such amounts shall be revived as Obligations and continue in full force and effect hereunder as if such payment or payments had not been received by the Lender.

Section 2.07.  Cancellation of Prior Commitments. The Borrower hereby acknowledges and confirms that the Commitment supersedes any and all prior unfunded credit commitments or financial support commitments made by the Lender to the Borrower and/or any of its Subsidiaries, all of which prior unfunded credit commitments and financial support commitments shall be deemed terminated on the Closing Date.

III.	REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to the Lender, all of which representations and warranties shall survive the Closing Date, the delivery of the Note and the making of the Loans, shall be continuing in nature so long as any Obligations are outstanding, and are as follows:

Section 3.01.  Financial Matters.

(a)  All financial statements included in reports filed by the Borrower with the Securities and Exchange Commission and heretofore provided by the Borrower to the Lender in respect of the Borrower or any of its Subsidiaries were prepared in accordance with generally accepted accounting principles, are correct and complete in all material respects, and fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(b)  Except as set forth in Schedule 3.01 of the Disclosure Schedule, since September 30, 2007, there has been no Material Adverse Effect.

Section 3.02.  Organization; Corporate Existence. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite company power and authority to own its properties and to carry on its business as now conducted and as proposed hereafter to be conducted, (iii) is not required to be qualified to do business as a foreign corporation in any jurisdiction in which the failure of the Borrower to be so qualified would have a Material Adverse Effect, and (iv) has all requisite power and authority to execute and deliver, and perform all of its obligations under, this Agreement, the Note and the other Loan Documents to which it is a party. True and complete copies of the Organic Documents of the Borrower, together with all amendments thereto, have been furnished to the Lender.

Section 3.03.  Authorization; No Conflict. The execution, delivery and performance by each Loan Party of its obligations under this Agreement, the Note and the other Loan Documents have been duly authorized by all requisite company or corporate action and will not, either prior to or as a result of the consummation of the transactions contemplated by this Agreement: (a) violate any provision of Applicable Law, any order of any court or other agency of government, any provision of the Organic Documents of any Loan Party, or, except as set forth in Schedule 3.03 of the Disclosure Schedule, any Contract, indenture, agreement or other instrument to which any Loan Party is a party, or by which any Loan Party or any of its assets or properties are bound, or (b) be in conflict with, result in a breach of, or constitute (after the giving of notice of lapse of time or both) a default under, or, except as may be provided in this Agreement, result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of the Borrower or any of the Subsidiaries pursuant to, any such Contract, indenture, agreement or other instrument. No Loan Party is required to obtain any Government Approval, consent or authorization from, or to file any declaration or statement with, any governmental instrumentality or agency in connection with or as a condition to the execution, delivery or performance of this Agreement, the Note or any of the other Loan Documents. All Loan Documents to which the Borrower is a party have been or will be duly and validly executed and delivered by the Borrower.

Section 3.04.  Harris Credit Agreement. Except for Existing Events of Default, all representations and warranties made by the Borrower in the Harris Credit Agreement are true and correct in all material respects as of the date hereof, and shall remain true and correct in all material respects so long as any Obligations are outstanding.

IV.	CONDITIONS OF MAKING THE LOANS

The obligation of the Lender to make the Loans hereunder and to consummate the other transactions contemplated hereby are subject to the satisfaction of the following conditions precedent:

Section 4.01.  Representations and Warranties. The representations and warranties set forth in Article III hereof and in the Security Agreement shall be true and correct on and as of the Closing Date and on each subsequent date on which any portion of the Loan is to be funded.

Section 4.02.  Loan Documents. The applicable Loan Parties shall have duly executed and/or delivered to the Lender, upon the execution of this Agreement, all of the following:

(a)  The Note;

(b)  The Guaranty;

(c)  Evidence of all insurance required by this Agreement and the Security Agreement;

(d)  A certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor, respectively, certifying the resolutions authorizing and directing the execution and delivery by the Borrower and each Guarantor of this Agreement, the Note, the other Loan Documents to which any of them is a party, and all further agreements, instruments, certificates and other documents pursuant hereto and thereto;

(e)  A certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor, respectively, certifying the names of the officers of the Borrower and each Guarantor who are authorized to execute and deliver this Agreement, the Note, the other Loan Documents, and all other agreements, instruments, certificates and other documents to be delivered pursuant hereto and thereto, together with the true signatures of such officers. The Lender may conclusively rely on such certificate until the Lender shall receive any further such certificate canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

(f)  Certificates of the Secretary of State of Delaware, dated reasonably prior to the Closing Date, stating that the Borrower and Interboro Holding are duly organized and subsisting in such jurisdiction;

(g)  A certificate of the Secretary of State of New York, dated reasonably prior to the Closing Date, stating that TCI is duly organized and subsisting in such jurisdiction;

(h)  A certificate of the Secretary of Commonwealth of Pennsylvania, dated reasonably prior to the Closing Date, stating that PSB is duly organized and in good standing in such jurisdiction;

(i)   Such other agreements, instruments, documents and certificates as the Lender or its counsel may reasonably request.

Section 4.03.  Warrant Amendment. The Borrower shall have executed and delivered to the Lender amendments to the outstanding warrants held by the Lender to purchase shares of common stock of the Borrower, providing for (a) the reduction of the exercise price of one-half of such warrants to $.01 per share, and granting to the Lender the right, with respect to the other one-half of such warrants, to require the Borrower to repurchase such warrants for cash at a price of $.50 per warrant, all such exercise and purchase prices to be subject to adjustment in a manner consistent with the adjustment provisions of the warrants; such amendments to be in form and substance reasonably satisfactory to the Lender.

Section 4.04.  Forbearance Agreement. The Borrower shall have executed and delivered the Forbearance Agreement.

Section 4.05.  Other Financing. The transactions contemplated by the Subsidiary Revolving Credit Agreement shall have been consummated on terms and conditions satisfactory to the Lender.

Section 4.06.  Interboro Closing. The Borrower shall have made a public announcement of the cessation of all instruction and other services by Interboro at the close of the current teaching semester (provided that same shall not preclude the use of Interboro’s facilities by TCI in order to continue instruction programs for existing Interboro students).

Section 4.07.  Board of Directors. The Board of Directors of the Borrower shall be expanded such that the entire such Board of Directors shall be increased from seven (7) members to eleven (11) members, and, prior to the making of the Loan referred to in Section 2.01(a)(ii) above, the Borrower shall have used its best efforts to fill the four (4) vacancies thereby created with individuals, acceptable to both the Lender and the Borrower, who are independent of and not affiliated with the Borrower, any of its Subsidiaries, or the Lender; and, to the extent that any such vacancies remain after the making of the Loan referred to in Section 2.01(a)(ii), the Borrower shall thereafter continue to use its best efforts to fill such vacancies.

Section 4.08.  Funding Request. The Borrower shall make written request to the Lender for the funding of the subject Loan at least one (1) Business Day prior to the requested funding date, which written request shall (a) state the amount of the requested Loan, the requested funding date of such Loan, and the bank account(s) to which the requested Loan is to be funded, (b) certify that no Default or Event of Default has occurred and is continuing, and (c) include a general description of the proposed use of the proceeds of such Loan, which shall be generally consistent with the Approved Budget.

Section 4.09.  Fees and Reimbursements. The Borrower shall have paid or reimbursed the Lender for its out-of-pocket costs, charges and expenses incurred hereunder to the date of funding of the subject Loan. Failure of the Lender to make any such deduction or charge shall not excuse the Borrower from its obligation to pay any and all such amounts.

Section 4.10.  Further Matters. All legal matters, the form and substance of all documents, and any inspection of the Aircraft required by the Lender, incident to the transactions contemplated hereby shall be satisfactory to the Lender and its counsel.

Section 4.11.  No Default. No Default or Event of Default shall have occurred and be continuing.

V.	AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that, from the date hereof and until all Obligations (whether now existing or hereafter arising) have been paid in full, the Borrower shall, and shall cause each of its Subsidiaries to:

Section 5.01.  Harris Credit Agreement. Comply with all covenants and agreements applicable to the Borrower and its Subsidiaries under the Harris Credit Agreement.

Section 5.02.  Notice of Proceedings. Give prompt written notice to the Lender of (a) any proceedings instituted against the Borrower or any Subsidiary in any federal or state court or before any commission or other regulatory body, whether federal, state or local, which, if adversely determined, could have a Material Adverse Effect, and (b) the occurrence of any material casualty to any of the Collateral or any Default or Event of Default, and the action that the Borrower has taken, is taking, or proposes to take with respect thereto.

Section 5.03.  Information. Furnish to the Lender (a) as and when delivered to any other holder(s) of Indebtedness of the Borrower or any Subsidiary, all financial statements and other information and notices provided to any such holder(s), and (b) from time to time, such other financial and other information regarding the Borrower and the Subsidiaries as may reasonably be requested by the Lender.

Section 5.04.  Books and Records; Inspection. Maintain centralized books and records regarding the Business at the Borrower’s principal place of business, and permit agents or representatives of the Lender to inspect, at any time during normal business hours, upon reasonable notice, and without undue material disruption of the Business, all of the Borrower’s and its Subsidiaries’ various books and records, to make copies, abstracts and/or reproductions thereof, and to discuss the Business and affairs of the Borrower and the Subsidiaries with the management of the Borrower.

Section 5.05.  Reimbursements. Pay or reimburse the Lender or other appropriate Persons on demand for (a) all costs, expenses and other charges incurred or payable in connection with the transactions contemplated by this Agreement, regardless of whether the transactions are in fact consummated, including but not limited to any and all search fees, recording fees and legal fees, and (b) all costs and expenses (including reasonable attorneys’ fees and search fees) incurred by the Lender from time to time in connection with any waiver, amendment or other modification with respect to this Agreement, any other Loan Document or any Loan, any enforcement, restructuring or “workout” of any of the foregoing and/or in connection with any bankruptcy or insolvency proceeding relating to the Borrower or any other Loan Party, and/or any other matter (other than the Lender’s customary overhead expenses) relating to this Agreement, any Loan Document and/or any Loan.

Section 5.06.  Interboro Closing. Cease the provision of all instruction and other services by Interboro not later than January 1, 2008, except that Interboro may make available to TCI the use of Interboro’s facilities as and to the extent requested by TCI in order for TCI to continue the instruction programs for existing Interboro students.

Section 5.07.  Officer Hiring. Hire a new chief financial officer or chief restructuring officer of the Borrower reasonably acceptable to the Lender, who shall begin full-time employment with the Borrower not later than February 29, 2008.

VI.	NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that, until all Obligations (whether now existing or hereafter arising) have been paid in full, unless the Lender shall otherwise consent in writing, the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly:

Section 6.01.  Harris Credit Agreement. Fail to comply with any of the negative covenants contained in the Harris Credit Agreement.

Section 6.02.  Restricted Payments. Directly or indirectly (a) redeem, purchase or otherwise acquire for consideration any equity interests or membership interests in the Borrower or any other Person, or create any sinking fund therefor, (b) make payment of any fees or other compensation or remuneration to current directors of the Borrower except in the form of common stock of the Borrower, (c) make any payments that are not included in the Approved Budget without the prior written consent of the Lender, or (d) make any loans or advances to any Affiliates of the Borrower, or engage in any other transaction with any Affiliate of the Borrower other than (i) loans or advances to Interboro for the purpose of paying expenses relating to the cessation of the operations of Interboro, and (ii) with TCI and/or PSB on an arm’s length basis in the normal course of business.

VII.	DEFAULTS

Section 7.01.  Events of Default. Each of the following events is herein, and in the Note and the other Loan Documents, sometimes referred to as an Event of Default:

(a)  if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement, instrument or other statement furnished in connection with this Agreement or the borrowing hereunder, shall be false, inaccurate or misleading in any material respect when made or when deemed made hereunder;

(b)  any default in the payment of any principal or interest under the Note or any other Obligations of the Borrower to the Lender when the same shall be due and payable, whether at the due date thereof or at a date required for prepayment or by acceleration or otherwise, and the continuance of any such non-payment (in whole or in part) for a period of three (3) Business Days;

(c)  any default in the due observance or performance of any covenant, condition or agreement contained in any Section of Article VI hereof, which, if capable of being cured, is not fully cured within thirty (30) days after the occurrence thereof (provided that, in the case of Section 6.01, the applicable cure period shall be the cure period, if any, provided in the Harris Credit Agreement);

(d)  any default in the due observance or performance of any covenant, condition or agreement to be observed or performed under Article V hereof, or otherwise pursuant to the terms hereof or of any other Loan Document, and the continuance of such default unremedied for a period of ten (10) Business Days after written notice thereof to the Borrower (provided that (i) if such Default is not objectively capable of being cured with ten (10) Business Days, then, provided that the Borrower has commenced the cure within such ten (10) Business Day and at all times diligently pursues the completion of such cure, such cure period shall be extended for such period of time as may reasonably be required to complete such cure, but in no event to a date later than sixty (60) calendar days after the occurrence of the subject Default, (ii) no grace period shall apply to any failure to maintain any required insurance, and (iii) in the case of Section 5.01 above, the cure period shall be the cure period, if any, provided in the Harris Credit Agreement);

(e)  (i) any default with respect to any indebtedness for money borrowed of the Borrower or any of the Subsidiaries (other than to under this Agreement) in an amount (individually or in the aggregate) in excess of $100,000, if the effect of such default is to permit the holder to accelerate the maturity of any such indebtedness for money borrowed or to cause such indebtedness for money borrowed to become due prior to the stated maturity thereof, or (ii) the occurrence of any “Event of Default” under and as defined in the Harris Credit Agreement or under the Subsidiary Revolving Credit Agreement (other than, in the case of clauses (i) and (ii), Existing Events of Default, and any default under the Convertible Notes resulting from the consummation of this Agreement);

(f)  if any Loan Party (other than Interboro) shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against him or it in any proceeding under any such law, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(g)  if any order, judgment or decree shall be entered against any Loan Party (other than Interboro), without the application, approval or consent of such Loan Party, by any court of competent jurisdiction, approving a petition seeking reorganization of such Loan Party, or appointing a receiver, trustee, custodian or liquidator of such Loan Party, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days;

(h)  if final judgment(s) for the payment of money in an uninsured amount in excess of $250,000 individually or in the aggregate shall be rendered against the Borrower and/or any of the Subsidiaries, and the same shall remain undischarged or unbonded for a period of thirty (30) consecutive days, during which execution shall not be effectively stayed;

(i)  any disclaimer by any Loan Party of any Obligations under any Loan Document, or any purported termination by any Loan Party of any Loan Document;

(j)  any use of any proceeds of any Loan other than as provided in Sections 2.02 and 4.03 above;

(k)  it is or becomes unlawful for any Loan Party to perform its obligations under this Agreement or any of the other Loan Documents to which it is a party;

(l)  if any regulatory or accrediting authority having jurisdiction over any Loan Party shall assert or impose any fines or penalties exceeding $25,000 in the aggregate on any Loan Party (other than Interboro) which have not been asserted or imposed in writing prior to the date of this Agreement; or if any such regulatory or accrediting authority shall assert or impose any such fines or penalties against Interboro and shall also assert that any other Loan Party has liability for the payment thereof; or

(m)  the Borrower exceeds by more than 10% its expenses projected in the Approved Budget for any month or on a cumulative basis from the Closing Date.

Section 7.02.  Remedies. Upon the occurrence of any Event of Default, and at all times thereafter during the continuance thereof: (a) the Note, and any and all other Obligations of the Borrower to the Lender, shall, at the Lender’s option (except in the case of Sections 7.01(f) and 7.01(g) hereof, the occurrence of which shall automatically effect acceleration of the Obligations and termination of the Commitment, regardless of any action or forbearance in respect of any prior or ongoing Default or Event of Default which may be inconsistent with such automatic acceleration and termination), become immediately due and payable, both as to principal, interest and other charges, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note or other evidence of such Obligations to the contrary notwithstanding, (b) if the entire principal of the Commitment was not theretofore funded to the Borrower, then the Lender may terminate the remaining unfunded portion of the Commitment, (c) all outstanding Obligations under the Note, and all other outstanding Obligations, shall bear interest at the default rate of interest provided in the Note, (d) the Lender may file suit against the Borrower on the Note and/or against the Guarantors under the Guaranty and/or seek specific performance or injunctive relief thereunder (whether or not a remedy exists at law or is adequate), (e) the Lender may exercise all available rights and remedies against the Collateral and otherwise under any and all Loan Documents, and (f) the Borrower shall cause either (i) the cancellation and return of any and all then outstanding letters of credit provided by or on behalf of the Lender for the benefit of the Borrower or any of its Subsidiaries, or (ii) post cash collateral with the Lender in an amount equal to 100% of the undrawn amount of any and all such outstanding letters of credit.

VIII.	MISCELLANEOUS

Section 8.01.  Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the making by the Lender of the Loans, and the execution and delivery to the Lender of the Note, and shall continue in full force and effect for so long as the Note or any other Obligations are outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements in this Agreement contained, by or on behalf of the Borrower, shall inure to the benefit of the successors and assigns of the Lender.

Section 8.02.  Indemnification. The Borrower shall indemnify the Lender and its directors, managers, officers, employees, attorneys and agents against, and shall hold the Lender and such Persons harmless from, any and all losses, claims, damages and liabilities and related expenses, including reasonable counsel fees and expenses, incurred by the Lender or any such Person arising out of, in any way connected with, or as a result of: (a) the use of any of the proceeds of the Loans made by the Lender to the Borrower; (b) this Agreement, the ownership and/or operation of the Borrower’s and the Subsidiaries’ assets, including any Contract, the performance by the Borrower or any other Person of their respective obligations thereunder, and the consummation of the transactions contemplated by this Agreement; and/or (c) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Lender or its directors, managers, officers, employees, attorneys or agents are a party thereto; provided that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising from (i) any unexcused breach by the Lender of any of its obligations under this Agreement, (ii) the willful misconduct or gross negligence of the Lender, provided that any such loss, claim, damage, liability or expense is determined by a court of competent jurisdiction by final judgment to have resulted from the willful misconduct or gross negligence of the Lender and the further finding that such willful misconduct or gross negligence was the primary cause thereof (i.e., more than 50% of the causation), or (iii) the breach of any commitment or legal obligation of the Lender to any Person other than the Borrower or its Affiliates, provided that such breach is determined pursuant to a final and nonappealable decision of a court of competent jurisdiction. The foregoing indemnity shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement, the consummation of the transactions contemplated by this Agreement, the repayment of the Loan, the invalidity or unenforceability of any term or provision of this Agreement or the Note or any other Loan Document, any investigation made by or on behalf of the Lender, and the content or accuracy of any representation or warranty made by the Borrower under this Agreement. All amounts due under this Section 8.02 shall be payable on written demand therefor.

Section 8.03.  Governing Law. This Agreement shall (irrespective of where same is executed and delivered) be governed by and construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 8.04.  Waiver and Amendment. Neither any modification or waiver of any provision of this Agreement, the Note or any other Loan Document, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be set forth in writing duly signed or acknowledged by the Lender and the Borrower, and then such waiver or consent shall be effective only in the specific instance, and for the specific purpose, for which given. No notice to or demand on the Borrower in any instance shall entitle the Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 8.05.  Reservation of Remedies. Neither any failure nor any delay on the part of the Lender in exercising any right, power or privilege hereunder or under the Note or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

Section 8.06.  Notices. All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder shall be in writing (which may include telegraphic or telecopied communication) and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or telegraphed or telecopied by facsimile transmission to the applicable party at its address or telecopier number indicated below.

If to the Lender:

ComVest Investment Partners III, L.P.
One North Clematis, Suite 300
West Palm Beach, FL 33401
Attn: Larry Lenig and Cecilio Rodriguez
Telecopier # (212) 829-5986

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attn: Alan Annex, Esq.
Telecopier # (212) 801-6400

If to the Borrower:

EVCI Career Colleges Holding Corp.
One Van Der Donek Street
Yonkers, New York 10701
Attn: Dr. John J. McGrath
Telecopier # (914) 964-8222

with a copy to:

Technical Career Institutes, Inc.
320 West 31st Street
New York, New York 10001
Attn: Dr. John J. McGrath
Telecopier # (212) 330-0898

or, as to each party, at such other address or telecopier number as shall be designated by such party in a written notice to the other party delivered as aforesaid. All such notices, requests, demands and other communications shall be deemed given (a) when personally delivered, (b) three (3) Business Days after being deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested), (c) one (1) Business Day after being deposited with a recognized overnight courier service, addressed as aforesaid and with all charges prepaid or billed to the account of the sender, or (d) when sent by facsimile transmission to a telecopier number designated by such addressee. No other method of written notice is precluded.

Section 8.07.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not assign any of its rights or obligations hereunder without the prior written consent of the Lender.

Section 8.08.  Consent to Jurisdiction; Waiver of Jury Trial. The Borrower and the Lender hereby consent to the jurisdiction of all courts of the State of New York and the United States District Court for the Southern District of New York, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of or with respect to this Agreement, the Note, any other Loan Documents, any other agreements, instruments, certificates or other documents executed in connection herewith or therewith, or any of the transactions contemplated hereby or thereby, or any of the Borrower’s obligations hereunder or thereunder. The Borrower hereby expressly waives any and all objections which it may have as to venue in any of such courts, and also waives trial by jury in any such suit, action or proceeding. The Lender may file a copy of this Agreement as evidence of the foregoing waiver of right to jury trial.

Section 8.09.  Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

Section 8.10.  Captions. The Article and Section headings in this Agreement are included herein for convenience of reference only, and shall not affect the construction or interpretation of any provision of this Agreement.

Section 8.11.  Counterparts; Fax Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall be deemed one and the same agreement. This Agreement and any and all Loan Documents may be executed by fax signatures, which shall have the same binding legal effect as ink originals.

Section 8.12.  Sole and Entire Agreement. This Agreement, the Note, the other Loan Documents, and the other agreements, instruments, certificates and documents referred to or described herein and therein constitute the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersede all prior discussions, agreements and understandings of every kind and nature between the parties as to such subject matter.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers but all as of the day and year first above written.

COMVEST INVESTMENT PARTNERS III, L.P. By: ComVest III Partners LLC, its General Partner

By:	/s/ Larry E. Lenig, Jr.
Name: Larry E. Lenig, Jr.
Title: Authorized Signatory

EVCI CAREER COLLEGES HOLDING CORP.

By:	/s/ Dr. John J. McGrath
Name: Dr. John J. McGrath
Title: Chief Executive Officer and President